Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” and the incorporation by reference in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-161689) and related Prospectus of Merge Healthcare Incorporated of our report dated June 1, 2009, relating to the consolidated financial statements of Confirma, Inc. and Subsidiaries as of December 31, 2008 and 2007, and for the years then ended, which appears in the Current Report on Form 8-K filed September 2, 2009, as amended September 4, 2009 and September 24, 2009.

/s/ Voldal Wartelle & Co., P.S.

Bellevue, Washington
November 3, 2009